852 Putnam New Opportunities Fund attachment
12/31/04 Semi-annual

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      Votes 		Votes
      for 			withheld

Jameson A. Baxter 		113,453,010 	5,295,919
Charles B. Curtis 		113,103,198 	5,645,731
Myra R. Drucker 		114,336,142 	4,412,787
Charles E. Haldeman, Jr. 114,335,290 	4,413,639
John A. Hill 			113,462,522 	5,286,407
Ronald J. Jackson 		113,496,027 	5,252,902
Paul L. Joskow 		113,454,552 	5,294,377
Elizabeth T. Kennan 	113,355,675 	5,393,254
John H. Mullin, III 	113,468,723 	5,280,206
Robert E. Patterson 	113,423,684 	5,325,245
George Putnam, III 		113,400,111 	5,348,818
A.J.C. Smith* 			113,360,795 	5,388,134
W. Thomas Stephens 		113,433,818 	5,315,111
Richard B. Worley 		114,332,735 	4,416,194


January 10, 2005 meeting

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was defeated as follows:

Votes 		Votes
      for 			against 		Abstentions
      72,516,047 	8,322,183 	37,841,141


A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was defeated as follows:

Votes 		Votes
      for 			against 		Abstentions
      72,912,864 	8,034,507 	37,732,000


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was defeated as follows:

      Votes 		Votes
      for 			against 		Abstentions
      77,103,763 	4,088,773 	37,486,835


A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

      Votes 		Votes
      for 			against 		Abstentions
      67,711,783 	12,439,915 	38,527,673


* Mr. Smith resigned from the Board of Trustees on January 21,
2005.
All tabulations are rounded to nearest whole number.